EXHIBIT 10.9

LAFAYETTE ENERGY CORP

PROMISSORY NOTE

Up to $100,000.00	August 22, 2022
Denver, Colorado

For value received, Lafayette Energy Corp, a Delaware corporation (the “Company”), promises to pay to the order of Michael L. Peterson (the “Holder”), the amounts borrowed from Holder under this Promissory Note (the “Note”), up to a maximum principal amount of $100,000.00 (the “Maximum Principal Amount”), together with interest accrued on the unpaid principal amount of this Note, compounding annually. Interest shall accrue at the rate of (i) 3.0% per annum commencing on the date hereof with respect to the Initial Principal Amount (defined below), and (ii) at the then applicable federal rate for short-term loans with respect to each Subsequent Draw (as defined below) calculated from the date of each such Subsequent Draw. As of the issuance date set forth above, the principal amount of this Note is $50,000.00 (the “Initial Principal Amount”). Upon written request by the Company to the Holder, the Company may request additional draw-downs of principal under this Note (each, a “Subsequent Draw”), up to the Maximum Principal Amount. Holder may fund any or all Subsequent Draws in his sole discretion, and is not required to fund any such Subsequent Draws. This Note is one of series of similar Notes issuable from time to time by the Company with an aggregate principal amount of up to $200,000 (extendible upon approval of the Board of Directors of the Company) (the “Debt Financing”). This Note is subject to the following additional terms and conditions:

1. Maturity. All unpaid principal and accrued interest under this Note shall be due and payable upon written demand made by the Holder at any time on or after the date that is three (3) months following the date of this Note, except as otherwise provided hereunder. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon (i) the initial closing of a Qualified Event, (ii) the insolvency of the Company, (iii) the commission of any act of bankruptcy by the Company, (iv) the execution by the Company of a general assignment for the benefit of creditors, (v) the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or (vi) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

A “Qualified Event” shall mean the closing of (i) one or more investments in which the Company receives gross proceeds totaling at least the then-outstanding aggregate principal and accrued and unpaid interest balance of all Notes issued by the Company in the Debt Financing in exchange for equity securities of the Company, including, but not limited to, the initial public listing of the Company’s equity shares on a national exchange, or (ii) the consummation of a Change of Control.

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A “Change of Control” shall (i) a merger, consolidation or sale of capital stock by existing holders of capital stock of the Company that results in more than 50% of the combined voting power of the then outstanding capital stock of the Company or its successor changing ownership; (ii) the sale, or exclusive license, of all or substantially all of the Company's assets; or (iii) the individuals constituting the Company’s Board as of the date of the Note (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board. Notwithstanding the foregoing and for purposes of clarity, a transaction shall not constitute a Change in Control if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (y) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the appropriate principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

4. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of law.

5. Amendments and Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder.

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6. No Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of Utah. If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

7. Members, Officers and Managers Not Liable. In no event shall any member, officer or manager of the Company be liable for any amounts due or payable pursuant to this Note.

8. Counterparts. This Note may be executed in counterparts and by facsimile, each of which will be deemed to be an original and all of which together will constitute a single agreement.

This Promissory Note was executed as of the date first above written.

COMPANY:

LAFAYETTE ENERGY CORP

/s/ Frank C. Ingriselli
Frank C. Ingriselli
Director

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